Exhibit 10.47

SERVICES AGREEMENT

This SERVICES AGREEMENT (“Agreement”) is made and entered into as of this 9th day of March, 2007, by and between PETRO STOPPING CENTERS, L.P., a Delaware limited partnership (“Petro”), with its principal office located at 6080 Surety Drive, El Paso, Texas 79905, and PETRO TRUCKSTOPS, INC., a Delaware corporation (“PTI”), with its principal office located at 6080 Surety Drive, El Paso, Texas 79905.

RECITALS

A. PTI leases a truck stop and retail travel store at 114 Jasmin Road, Egan, Louisiana 70531 (“Premises”), and PTI desires to engage in the retail sale of beer (if and to the extent that the retail sale of wine is permitted by local law) (for purposes herein, beer, if so permitted, shall be referred to as “Beer”) at the Premises pursuant to the terms and conditions of certain permits and/or licenses issued or to be issued to PTI by the alcoholic beverage control commission, or similar agency, of the State of Louisiana (the “Control Commission”) and the local jurisdiction in which the Premises are located.

B. Pursuant to the terms and conditions of this Agreement, PTI desires to take delivery of, store, display and sell Beer inventory; and Petro, has sufficient staff, expertise and knowledge to provide certain operating, accounting and other services to PTI in connection with the operation of PTI’s Beer retailing business as contemplated hereby.

AGREEMENT

In consideration of the mutual covenants and agreements contained herein, the parties hereby agree as follows:

1. Term. The term of this Agreement shall be for an initial term of one (1) year commencing on the date hereof, and shall automatically continue for like terms of one (1) year upon the same terms and conditions after the expiration of the initial term hereof, unless and until PTI or Petro shall elect to terminate this Agreement by providing the other party with not less than ninety (90) days’ written notice prior to the end of the initial term or any subsequent monthly term hereof.

2. Rent. PTI agrees to pay to Petro a monthly service fee for the services to be provided hereunder in an amount equal to ten percent (10%) of the monthly Gross Receipts (as defined in Section 4 below) realized by PTI from the sale of Beer upon the Leased Premises (the “Percentage Fee”).

3. Services Provided.

A. PTI and Petro hereby agree that Petro shall provide to and on behalf of PTI as the authorized agent of PTI, certain routine operational and accounting services to be performed by Petro in connection with the retail business of PTI of selling Beer from the Premises. Petro hereby agrees to provide all such services described herein in an efficient, competent and responsible manner and to take all reasonable steps and use all due efforts consistent with sound business and marketing practices to maximize gross sales of PTI from the Premises. The specific services to be provided by Petro, pursuant to this Agreement include the following (the “Services”):

(i) operation of the retail business of PTI on a day-to-day basis, including, for the account of PTI, purchasing, taking delivery, storing, displaying, stocking, pricing (subject to approval by PTI), checking out, and selling the inventory of PTI and the collection and safekeeping of all receipts and monies, Petro agreeing strictly to account to PTI for monies derived from the sale of and expended for the inventory of PTI;

(ii) marketing and advertising services;

(iii) personnel services and staffing, including training of sales personnel, for the operations described in subparagraph (i) above, including determination of hours of operation and development of workshifts; provided that it is specifically agreed that PTI shall have ultimate control over the hiring and discharge of personnel engaged in the performance of the aforesaid operations;

(iv) bookkeeping and accounting, legal and other professional services, including, without limitation, the payment of Servicing Fees (as defined below) under this Agreement, preparation and maintenance of purchase, sales and inventory records and reports, maintenance of bank statements of PTI, preparation and filing of all tax returns, preparation of periodic sales and other reports, preparation of financial statements, and payment of all taxes, license and permit fees shown due by all such reports for the account of PTI;

(v) payment of that portion of all employee salaries and wages applicable to the performance of the Services;

(vi) providing use of all necessary fixtures and equipment, such as refrigerated vaults and power, shelves, gondolas, cash registers and grocery carts;

(vii) all things reasonably necessary or desirable for the due and proper care, protection, insuring, maintenance and operation of the inventory and business;

(viii) such other similar operational and accounting services as are reasonably requested from time to time by PTI; and

(ix) if and when requested by PTI, protection, at the sole cost of PTI, against all claims, demands or causes of action which may be made against PTI, its officers, directors, stockholders, agents, servants or employees arising either in tort or contract from the operation of the business of PTI or the sale of any Beer of PTI. Notwithstanding the foregoing, Petro does not and shall not assume financial responsibility or liability with respect to any such claims, demands or causes of action against PTI.

B. Petro shall provide the Services as authorized agent of PTI for the account of PTI subject to the general control, supervision and approval of PTI, particularly with respect to determination of basic operating policy and management decisions, which responsibilities are expressly retained by PTI. In addition, notwithstanding any other term or provision of this Agreement, it is agreed that PTI shall be deemed to have the exclusive occupancy of the Premises and the exclusive control of every phase of the purchase, storage, distribution, possession, transportation and sale of all Beer inventory.

C. In addition to the Percentage Fee described in Section 2 above, for the Services rendered by Petro to PTI pursuant to this Agreement, PTI agrees to pay, servicing fees to Petro, in an amount equal to five percent (5%) of the Gross Receipts (as defined in Section 4 below) of PTI generated from the retail business of PTI conducted at the Premises, together with such additional fees, if any, that the parties hereto may deem appropriate (the “Servicing Fees”).

4. Gross Receipts.

A. “Gross Receipts” means all receipts from the sale of Beer by or on behalf of PTI upon or from the Premises, whether by cash, check or credit card, as adjusted for “shrinkage” of inventory. Gross Receipts shall not include any sales or other tax levied on such sales by any governmental authority.

B. PTI agrees that accurate accounts and records of Gross Receipts shall be maintained by or on behalf of PTI, and will be available for inspection, verification and audit by Petro during normal business hours upon Petro’s written request.

C. On or before the fifteenth (15th) day of each calendar month during the term of this Agreement, PTI agrees to provide Petro with monthly reports of Gross Receipts for the prior month prepared in such form as reasonably requested by Petro, and to remit to Petro on or before the fifteenth (15th) day of each calendar month, the amount of Percentage Fee and Servicing Fees shown due by each such report.

5. Default by PTI.

A. If PTI shall fail to pay any sum provided for herein, as same becomes due and payable, or if PTI shall default in performing any covenants or agreements herein contained, and shall remain in default upon the fifteenth (15th) day following receipt of written notification of said default from Petro; or should bankruptcy proceedings be begun by or against PTI and not dismissed within thirty (30) days after filing; or an assignment is made by PTI for the benefit of creditors or a receiver appointed for PTI; or if PTI shall fail to maintain in full force and effect all permits and licenses necessary for the retail sale, storage, display or other handling of Beer on the Leased Premises; Petro may immediately terminate this Agreement.

B. Pursuit of any of the foregoing remedies by Petro shall not preclude any of the other remedies herein provided or any other remedies provided by law, nor shall pursuit of any remedy herein provided constitute a forfeiture or waiver of any rent due to Petro hereunder or of any damages accruing to Petro by reason of PTI’s violation of any of the terms, conditions and covenants herein contained.

6. Non-Liability of Petro. Petro shall not be liable for any damage to property of PTI which may be entrusted to employees of Petro, nor for the loss of any property of PTI caused by theft or otherwise.

7. Miscellaneous Provisions.

A. Notices. Any notices required or permitted to be given under this Agreement shall be deemed given when delivered, telecopied or deposited in U.S. registered or certified mail, postage prepaid, return receipt requested, addressed to the respective parties hereto at their principal business addresses specified herein. Such addresses may be changed from time to time by written notice to the other party as herein provided.

B. Entire Agreement. This Agreement contains the entire agreement between the parties hereto, and may be amended only by written instrument signed and dated by the parties hereto.

C. Binding Effect. This Agreement is binding upon and inures to the benefit of the parties hereto, their respective successors and permitted assigns.

D. Governing Law. This Agreement shall be construed and governed by the laws of the State of Louisiana.

IN WITNESS WHEREOF, Petro and PTI have executed this Agreement in multiple counterparts as of the day and year first above written.

Petro:	PETRO STOPPING CENTERS, L.P.

	By:	/S/ Edward Escudero
Edward Escudero, Chief Financial Officer

PTI:		PETRO TRUCKSTOPS, INC.

	By:	/S/ James A. Cardwell, Jr.
James A. Cardwell, Jr., President